Exhibit 99.1

                   PSB Holdings, Inc. Declares Cash Dividend


Wausau, Wisconsin - PSB Holdings, Inc. (PSB), parent company of Peoples State Bank (Peoples), announced that its board of directors on June 17, 2003 declared a cash dividend of $.30 per share, payable July 29, 2003 to shareholders of record as of July 8, 2003.

PSB has historically paid cash dividends twice yearly during January and July. Although total annual cash dividends have increased each year since formation of the Company in 1995, the increase had typically been reflected in the January (4th quarter) dividend while the July (2nd quarter) dividend had largely remained the same year to year. Effective with the current dividend declaration, PSB now intends to equalize the amounts of the semi-annual cash dividends. Accordingly, under PSB's new dividend policy, PSB intends that the dividend to be paid in January, 2004 will be reduced from the January, 2003 dividend, but that the total dividends to be paid in July, 2003 and January, 2004 will equal or exceed the $.565 per share total dividends paid in July, 2002 and January, 2003. PSB also reaffirmed its goal of increasing its shareholder dividend on an annual basis. Payment of any future dividends will depend upon operating results and the financial condition of the company.

Peoples is a community bank founded in 1962 holding over $370 million in total assets. The bank has a network of 7 offices throughout Central and Northern Wisconsin providing financial services to thousands of individuals and business owners. PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.OB.